Exhibit 5.01

OPINION OF DANIELS DANIELS & VERDONIK, P.A.

May 3, 2005

Smart Online, Inc.
2530 Meridian Parkway
Durham, North Carolina 27713

RE: Registration Statement on Form S-8 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Smart Online, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering and sale by the Company of up to 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s 2004 Equity Compensation Plan (the “Plan”).

We have examined such corporate records, documents, instruments and certificates of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

Based upon such examination and review, we are of the opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, DANIELS DANIELS & VERDONIK, P.A. /s/ Daniels Daniels & Verdonik, P.A.